SECURITIES AND EXCHANGE COMMISSION
                 WASHINGTON, D.C. 20549


                SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934

                   (Amendment No.      )


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(  )  Preliminary Proxy Statement
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(  )  Definitive Additional Materials
(  )  Soliciting Material Pursuant to (section mark)240.14a-11(c) or
      (section mark)240.14a-12



                Coca-Cola Bottling Co. Consolidated
          (Name of Registrant as Specified In Its Charter)



          (Name of Person(s) Filing Proxy Statement)


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    the date the Preliminary Proxy Statement was filed.

                      COCA-COLA BOTTLING CO. CONSOLIDATED
                               1900 REXFORD ROAD
                        CHARLOTTE, NORTH CAROLINA 28211
                                 (704) 551-4400
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 to be held on
                                  May 18, 1994
TO THE SHAREHOLDERS OF
COCA-COLA BOTTLING CO. CONSOLIDATED:
     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Coca-Cola Bottling Co. Consolidated, a Delaware corporation (the "Company"), will be held at the Snyder Production Center, 4901 Chesapeake Drive, Charlotte, North Carolina 28216 on Wednesday, May 18, 1994, at 10:00 o'clock A. M., Eastern Daylight Time, for the purpose of considering and acting upon the following:
     1. Fixing the number of directors at ten;
     2. Electing three directors, each for a term of three years or until his successor shall be elected and shall qualify; and
     3. Such other business as may properly come before the Annual Meeting of Shareholders, or any adjournment or adjournments thereof.
     Only shareholders of record of the Company's common stock (including both Common Stock and Class B Common Stock) at the close of business on March 30, 1994, are entitled to notice of, and to vote at, the meeting or any adjournment thereof. A list of shareholders will be available for inspection at least ten days prior to the meeting at the principal executive offices of the Company, 1900 Rexford Road, Charlotte, North Carolina 28211.
     By Order of the Board of Directors.
                                          John F. Henry, Jr.
                                          SECRETARY
Date:  April 15, 1994

                                PROXY STATEMENT
                       ANNUAL MEETING OF SHAREHOLDERS OF
                      COCA-COLA BOTTLING CO. CONSOLIDATED
                           TO BE HELD ON MAY 18, 1994
                                  INTRODUCTION
     This Proxy Statement is being furnished by the Board of Directors of Coca-Cola Bottling Co. Consolidated, a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Company for use at the Annual Meeting of Shareholders to be held at the Snyder Production Center, 4901 Chesapeake Drive, Charlotte, North Carolina 28216 on Wednesday, May 18, 1994, at 10:00 o'clock A. M., Eastern Daylight Time, and at any adjournment or adjournments thereof (the "Annual Meeting"). It is contemplated that the Proxy Statement and accompanying form of proxy will be mailed to shareholders of the Company on or about April 15, 1994. The principal executive offices of the Company are located at 1900 Rexford Road, Charlotte, North Carolina 28211, telephone (704) 551-4400.
     At the Annual Meeting, holders of the Company's Common Stock, par value $1.00 per share ("Common Stock"), and of the Company's Class B Common Stock, par value $1.00 per share ("Class B Common Stock"), will be asked to fix the number of directors at ten and to elect three directors, each for a term of three years.
     The Board of Directors recommends that the Company's shareholders vote FOR fixing the number of directors at ten and FOR electing the three nominees for director.
                RECORD DATE, VOTE REQUIRED, AND RELATED MATTERS
     The Board of Directors has fixed the close of business on March 30, 1994, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. As of the close of business on March 25, 1994, the Company had issued and outstanding 7,958,059 shares of Common Stock (which number excludes 2,132,800 shares held in the Company's treasury) entitled to one vote per share on all matters brought before the Annual Meeting and 1,336,362 shares of Class B Common Stock (which number excludes 628,114 shares held in the Company's treasury) entitled to twenty votes per share on all matters brought before the Annual Meeting (7,958,059 votes for the Common Stock and 26,727,240 votes for the Class B Common Stock, for an aggregate of 34,685,299 votes). Each shareholder may exercise his right to vote either in person or by properly executed proxy. Cumulative voting is not permitted. The Common Stock and Class B Common Stock will vote as a single class on each of the specific matters to be presented at the Annual Meeting which are discussed herein.
     Shares represented at the Annual Meeting by properly executed proxies will be voted in accordance with the instructions indicated in the proxies unless such proxies have previously been revoked.
                                       1

     If no instructions are indicated, such shares will be voted: (i) FOR fixing the number of directors at ten and (ii) FOR electing the Board of Directors' three nominees for director as set forth in this Proxy Statement.
     Any proxy given pursuant to this solicitation may be revoked at any time by the shareholder giving it, insofar as it has not been exercised, by delivering to the Secretary of the Company a written notice of revocation bearing a later date than the proxy or by submission of a later-dated, properly executed proxy. Attendance at the Annual Meeting will not, in and of itself, constitute a revocation of a proxy. Any written notice revoking a proxy should be sent to Coca-Cola Bottling Co. Consolidated, Post Office Box 31487, Charlotte, North Carolina 28231, Attention: John F. Henry, Jr., Secretary.
     The persons designated as proxies in the accompanying form of proxy have been selected by the Board of Directors and are John M. Belk, Reid M. Henson and Herbert L. Oakes, directors of the Company. The cost of solicitation of proxies will be borne by the Company.
     The presence, in person or by proxy, of the holders of a majority of the votes eligible to be cast by the holders of the outstanding shares of Common Stock and Class B Common Stock entitled to vote (17,342,650 votes) is necessary to constitute a quorum at the Annual Meeting. The affirmative vote of a majority of the total votes represented at the Annual Meeting, in person or by proxy, by holders of outstanding shares of Common Stock and Class B Common Stock is required to fix the number of directors at ten and a plurality of the vote is necessary to elect the Board of Directors' nominees. Abstentions and broker non-votes (other than in respect of shares subject to proxies given pursuant to this solicitation) shall not be considered affirmative votes.
     The Board of Directors has been informed that J. Frank Harrison, Jr., Chairman of the Board of Directors of the Company, J. Frank Harrison, III and Reid M. Henson intend to vote an aggregate of 3,283,949 shares of the Company's Common Stock and 1,317,942 shares of the Company's Class B Common Stock (representing an aggregate of 29,642,789 votes) FOR fixing the number of directors at ten and FOR electing the Board of Directors' nominees for director. Such number of shares includes the 2,488,497 shares of Common Stock and the 269,158 shares of Class B Common Stock owned by The Coca-Cola Company, which are voted by J. Frank Harrison, III pursuant to the terms of a Voting Agreement between The Coca-Cola Company and Messrs. Harrison, Jr., Harrison, III and Henson (in Mr. Henson's capacity as co-trustee of certain trusts holding shares of Class B Common Stock). See "Principal Shareholders" and "Certain Transactions." Accordingly, it is anticipated that the number of directors will be fixed at ten and the Board of Directors' nominees for director will be elected.
     The Board of Directors of the Company is not aware of any other matter to be brought before the Annual Meeting. If, however, other matters are properly presented, proxies received in response to this solicitation representing shares of Common Stock and Class B Common Stock will be cast in accordance with the best judgment of the proxyholders on such other matters.
     A copy of the Company's Annual Report for the fiscal year ended January 2, 1994, is enclosed herewith.
                                       2

                             PRINCIPAL SHAREHOLDERS
     The following table sets forth information as to the shares of Common Stock and Class B Common Stock, the only classes of voting securities of the Company with shares outstanding, beneficially owned as of March 25, 1994 (except as otherwise noted), by each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock or Class B Common Stock. As of such date, the Company had issued and outstanding 7,958,059 shares of Common Stock and 1,336,362 shares of Class B Common Stock.

                                                          AMOUNT AND
                                                           NATURE OF          PERCENT                   PERCENT
                                          TITLE           BENEFICIAL            OF         AGGREGATE    OF TOTAL
             NAME                       OF CLASS         OWNERSHIP (1)       CLASS (2)       VOTE       VOTE (2)
J. Frank Harrison, Jr.,           Common Stock             5,050,177(3)(4)      53.2
  J. Frank Harrison, III          Class B Common Stock     1,317,942(3)(4)(5)    98.6      29,878,575     86.1
  and Reid M. Henson,
  as a Group
  2 Union Square
  Chattanooga, TN 37402
The Coca-Cola Company             Common Stock             2,488,497(6)         31.3
  One Coca-Cola                   Class B Common Stock       269,158(6)         20.1        7,871,657     22.7
  Plaza, N. W.
  Atlanta, GA 30313

     (1) In general, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of, or to direct the disposition of, such security; or if a person has the right to acquire either voting power or investment power over such security through the exercise of an option or conversion of another security within 60 days. More than one person may be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he has no personal economic interest or which he may not vote.
     (2) The percentages shown are based upon the number of shares outstanding (net of shares held in treasury). In the case of J. Frank Harrison, Jr., J. Frank Harrison, III and Reid M. Henson, where beneficial ownership includes (i) shares of Common Stock that would result from a conversion of Class B Common Stock into such shares or (ii) shares of Common Stock which Messrs. Harrison, Jr. and Harrison, III presently have the right to acquire through exercise of options, the percentages of class shown give effect to such conversion and to the exercise of such options. In calculating the aggregate vote and percent of total vote, however, no effect is given to conversion of Class B Common Stock into Common Stock or to the exercise of such unexercised options. In the case of The Coca-Cola Company, beneficial ownership shown in the table does not include shares of Common Stock that would result from a conversion of Class B Common Stock into such shares.
                                       3

     (3) The amounts shown include (a) as to Common Stock: (i) 792,796 shares owned outright by Mr. Harrison, Jr. as to which he has sole voting and investment power; (ii) 235,786 shares held by a trust for the benefit of certain relatives of Mr. Harrison, Jr. as to which he has sole voting power and no investment power; (iii) 2,488,497 shares held by The Coca-Cola Company subject to the terms of the Voting Agreement and Irrevocable Proxy (described elsewhere) as to which Mr. Harrison, III has sole voting and no investment power; (iv) 656 shares held by Mr. Harrison, III as custodian for certain of his children under the North Carolina Uniform Gifts to Minors Act, as to which Mr. Harrison, III possesses sole voting and investment power; (v) 2,000 shares owned outright by Mr. Henson; (vi) 1,317,942 shares of Class B Common Stock, convertible into Common Stock on a 1 for 1 basis at the option of the holder of such shares, and which are beneficially owned by Messrs. Harrison, Jr., Harrison, III and Henson as described in subsection (b) of this Note (3); and (vii) 100,000 shares of Common Stock which Mr. Harrison, Jr. presently has the right to acquire through exercise of options and 112,500 shares of Common Stock which Mr. Harrison, III presently has the right to acquire through exercise of options; and (b) as to Class B Common Stock: (i) 712,796 shares owned outright by Mr. Harrison, Jr. as to which he has sole voting and investment power; (ii) 235,786 shares held by a trust for the benefit of Mr. Harrison, Jr. and certain of his relatives as to which Mr. Harrison, III and Mr. Henson share investment power as co-trustees and as to which Mr. Harrison, Jr. possesses sole voting power; (iii) 260 shares held by Mr. Harrison, III as custodian for certain of his children under the North Carolina Uniform Gifts to Minors Act, as to which Mr. Harrison, III possesses sole voting and investment power; (iv) 99,942 shares held by certain trusts as to which Mr. Harrison, III and Mr. Henson share investment power as co-trustees and as to which Mr. Harrison, Jr. possesses sole voting power; and (v) 269,158 shares held by The Coca-Cola Company subject to the terms of the Voting Agreement and Irrevocable Proxy (described elsewhere) as to which Mr. Harrison, III has sole voting and no investment power.
     (4) J. Frank Harrison, Jr., J. Frank Harrison, III and Reid M. Henson (as trustee of certain trusts holding shares of Class B Common Stock) are parties to a Voting Agreement and a Shareholder's Agreement entered into with The Coca-Cola Company. Pursuant to the Voting Agreement, Mr. Harrison, III has been granted an Irrevocable Proxy for life and, thereafter, to Mr. Harrison, Jr., covering the shares of Common Stock and Class B Common Stock held by The Coca-Cola Company. Accordingly, Messrs. Harrison, Jr., Harrison, III and Henson may be deemed to be a group as such term is defined in certain regulations of the Securities and Exchange Commission. Information concerning the Voting Agreement, Shareholder's Agreement and Irrevocable Proxy is disclosed hereinafter under the heading "Certain Transactions."
     (5) A trust of which J. Frank Harrison, Jr. is a beneficiary and J. Frank Harrison, III and Reid M. Henson are co-trustees has the right to acquire 292,396 shares of Class B Common Stock from the Company in exchange for an equal number of shares of Common Stock. J. Frank Harrison, Jr. would have sole voting power, and J. Frank Harrison, III and Reid M. Henson would have
                                       4
         shared investment power upon such acquisition. The trust does not own any shares of Common Stock with which to make such exchange and, accordingly, the number of shares shown does not include such shares.
     (6) The information presented is derived from a report on Schedule 13 D dated May 18, 1987, as amended through Amendment Number 14 thereto dated August 6, 1993, filed by The Coca-Cola Company as to its beneficial ownership of Common Stock and Class B Common Stock of the Company. The Coca-Cola Company has granted the power to vote all 2,488,497 shares of Common Stock and 269,158 shares of Class B Common Stock it beneficially owns to J. Frank Harrison, III for life and, thereafter, to J. Frank Harrison, Jr., pursuant to a Voting Agreement and Irrevocable Proxy described elsewhere herein under the heading "Certain Transactions." The Coca-Cola Company's beneficial ownership of Common Stock, as shown, does not reflect shares of Common Stock into which shares of Class B Common Stock held by it are convertible.
                             ELECTION OF DIRECTORS
GENERAL
     The Certificate of Incorporation of the Company provides that the Board of Directors shall consist of not less than nine nor more than twelve members as fixed from time to time by the shareholders of the Company or the Board of Directors. It also provides that the Board of Directors shall be divided into three classes, as nearly equal in number as possible, with staggered three-year terms. The directors are permitted to appoint directors to fill the unexpired terms of directors who resign.
     The Board of Directors has recommended to the shareholders fixing the number of directors at ten and electing the three nominees listed below to serve for three-year terms. The directors to be elected at this year's Annual Meeting will hold office until the 1997 Annual Meeting of Shareholders, or until their successors are elected and qualified.
     It is intended that the persons named as proxies in the accompanying form of proxy will vote for the three nominees listed below, unless the authority to vote is withheld. Each nominee is at present a member of the Board of Directors other than H. W. McKay Belk. Although the Company's management expects that each of the nominees will be available for election, in the event a vacancy in the slate of nominees should occur, it is intended that shares represented by proxies in the accompanying form will be voted for the election of a substitute nominee selected by the Board of Directors.
     The names and terms of office of the nominees and directors of the Company, their ages, their principal occupations or employments (which have continued for at least the past five years unless otherwise noted), directorships held by them in certain other publicly held corporations or investment companies, the dates they first became directors of the Company and certain other information with respect to such nominees and directors are as follows:
                                       5

                   NOMINEES FOR ELECTION OF DIRECTORS IN 1994
                            (Terms Expiring in 1997)
     JOHN W. MURREY, III, age 51, is a member of the law firm of Witt, Gaither & Whitaker, P. C., general counsel to the Company, in Chattanooga, Tennessee with which he has been associated since 1970. He served as Secretary of the Company from 1985 to 1993 and has been a director of the Company since March 17, 1993.
     H. W. MCKAY BELK, age 37, is Senior Vice President of Belk Stores Services Inc., operators of retail department stores, a position which he has held since February 1991. Prior to February 1991, Mr. Belk had served as Vice President, General Merchandise Manager of Belk Brothers Company, Charlotte, North Carolina, since 1988. He has been nominated by the Board of Directors to fill the position vacated by James V. Johnson, a director of the Company since 1966, who has announced that he will not stand for reelection to the Board of Directors this year.
     H. REID JONES, age 59, is retired. Prior to his retirement in 1982, he was a Commercial Account Representative of Bagwell & Bagwell, Inc., an independent insurance agency in Raleigh, North Carolina. He has been a director of the Company since 1970 and is a member of the Audit Committee.
                 DIRECTORS WHOSE TERMS DO NOT EXPIRE THIS YEAR
                            (Terms Expiring in 1995)
     J. FRANK HARRISON, JR., age 63, is Chairman of the Board of Directors of the Company and has served the Company in that capacity since 1977. Mr. Harrison, Jr. served as Chief Executive Officer of the Company from August 1980, until April 1983. He has previously served the Company as Vice Chairman of the Board of Directors. He has been a director of the Company since 1973. Mr. Harrison, Jr. presently is a director of Dixie Yarns, Inc. Mr. Harrison, Jr. is Chairman of the Executive Committee and the Finance Committee and is a member of the Compensation Committee.
     HERBERT L. OAKES, age 79, retired as Vice President of the Company in December 1989. Mr. Oakes served as Chairman of the Board of Directors of Constar International Inc. (formerly, The Dorsey Corporation), manufacturers of glass and plastic containers and highway trailers. He has been a director of the Company since 1973 and is a member of the Executive Committee, the Pension Committee, the Compensation Committee, the Audit Committee and the Finance Committee.
     JAMES L. MOORE, JR., age 51, is President and Chief Executive Officer of the Company. Prior to his election as President and Chief Executive Officer in March 1987, he served as Vice President and later as President and Chief Executive Officer of Atlantic Soft Drink Co., a soft drink bottling subsidiary of Grand Metropolitan USA. Since February 1991, Mr. Moore has served as a director of Park Meridian Bank. Mr. Moore has been a director of the Company since March 1987. He is a member of the Executive Committee and is Chairman of the Pension Committee.
     J. FRANK HARRISON, III, age 39, is a Vice Chairman of the Board of Directors of the Company, a position to which he was elected in November 1987. He was first employed by the Company in
                                       6

1977, and has served as a Division Sales Manager and as a Vice President of the Company. Mr. Harrison, III is a director of Wachovia Bank & Trust Co., N. A., Southern Region Board. He is Chairman of the Compensation Committee and is a member of the Executive Committee, the Audit Committee and the Finance Committee.
                            (Terms Expiring in 1996)
     JOHN M. BELK, age 74, is Chairman of the Board of Belk Stores Services Inc., operators of retail department stores, and of Belk Brothers Company, Charlotte, North Carolina. He serves as an officer or director, or both, of the majority of approximately 330 retail department stores in the Belk organization. Mr. Belk presently is a director of Lowe's Companies, Inc. and Chaparral Steel Company. Mr. Belk has been a director of the Company since 1972 and is a member of the Audit Committee.
     DAVID L. KENNEDY, JR., age 47, is Senior Vice President and General
Manager -- Coca-Cola USA -- Fountain, in which capacity he has served since January 1992. Mr. Kennedy previously served The Coca-Cola Company as Vice President and Director of Business Development and as Assistant Vice President. Mr. Kennedy has been a director of the Company since 1990. He is a member of the Finance Committee and the Compensation Committee.
     REID M. HENSON, age 54, has served as a Vice Chairman of the Board of Directors of the Company since 1983. Prior to that time, Mr. Henson served as a consultant for JTL Corporation, a management company, and later as President of JTL Corporation. He has been a director of the Company since 1979, is Chairman of the Audit Committee, and is a member of the Executive Committee, the Pension Committee and the Finance Committee.
     No director, director nominee or executive officer of the Company has any family relationship, not more remote than first cousin, to any other director, director nominee or executive officer, except that J. Frank Harrison, III is J. Frank Harrison, Jr.'s son and H. W. McKay Belk is John M. Belk's nephew.
                                       7

BENEFICIAL OWNERSHIP OF MANAGEMENT
     The following table presents certain information regarding the amount and nature of beneficial ownership of the Company's equity securities by its directors and director nominees, by the Company's executive officers named in the Summary Compensation Table (see "Executive Compensation") and by all directors, director nominee and executive officers, as a group, as of March 25, 1994. Information concerning beneficial ownership of the Company's equity securities by Messrs. Harrison, Jr., Harrison, III and Henson is presented above under the caption "Principal Shareholders" and is not set forth below.

                                                                                 PERCENT
                                                          BENEFICIAL                OF
              NAME                      CLASS          OWNERSHIP (1)(2)         CLASS (3)
John M. Belk                        Common Stock             10,475(4)              *
H. W. McKay Belk                    Common Stock                220                 *
James V. Johnson                    Common Stock             11,400(5)              *
H. Reid Jones                       Common Stock             80,000                1.0
David L. Kennedy, Jr.               Common Stock              1,000                 *
James L. Moore, Jr.                 Common Stock              2,500(6)              *
John W. Murrey, III                 Common Stock                500                 *
Herbert L. Oakes                    Common Stock            101,000(7)             1.3
David V. Singer                     Common Stock              4,787                 *
James B. Stuart                     Common Stock              1,000                 *
Directors, director                 Common Stock            217,609(8)             2.7
  nominee and executive
  officers as a group
  (excluding Messrs.
  Harrison, Jr., Harrison, III
  and Henson) (18 persons)

      * Indicates the number of shares owned is less than 1% of the total shares of that class outstanding.
     (1) See note 1 to table of Principal Shareholders.
     (2) The number of shares shown does not include shares held in the Coca-Cola Bottling Co. Consolidated Savings Plan for such persons.
     (3) The percentages shown are based upon the number of shares outstanding and do not include shares held in treasury.
     (4) The amount shown includes (i) 8,975 shares held by a trust as to which Mr. Belk and his spouse serve as co-trustees, and with respect to which Mr. Belk shares voting and investment power and (ii) 1,500 shares held by a trust as to which Mr. Belk's spouse serves as trustee, and with respect to which Mr. Belk has no voting or investment power.
                                       8

     (5) The amount shown includes 1,400 shares owned by Mr. Johnson's spouse as to which he shares investment and voting power, and as to which he disclaims beneficial ownership.
     (6) The amount shown includes 1,000 shares held by Mr. Moore's spouse.
     (7) The amount shown includes: (i) 20,000 shares owned by Mr. Oakes' spouse in a fiduciary capacity for the benefit of Mr. Oakes as to which he disclaims beneficial ownership; and (ii) 20,000 shares as to which Mr. Oakes has sole voting and investment power as sole trustee.
     (8) Of the number of shares indicated, 184,734 shares of Common Stock are owned with sole voting and sole investment power and 8,975 shares of Common Stock are owned with shared voting and investment power. An additional 1,400 shares of Common Stock are owned by a director's spouse with shared voting and investment power, as to which the director disclaims beneficial ownership. An additional 22,500 shares of Common Stock are owned by directors' spouses, either directly or in a fiduciary capacity, with one director disclaiming beneficial ownership as to 20,000 such shares.
     Section 16(a) of the Securities Exchange Act of 1934, and regulations of the Securities and Exchange Commission ("SEC") thereunder, require the Company's executive officers and directors and persons who own more than 10% of the Company's Common Stock, as well as certain affiliates of such persons, to file initial reports of ownership and monthly transactions reports covering any changes in ownership with the SEC and the National Association of Securities Dealers. Executive officers, directors and persons owning more than 10% of the Company's Common Stock are required by SEC regulations to furnish the Company with all such reports they file. Based solely on its review of the copies of such reports received by it and written representations that no other reports were required for such persons, the Company believes that, during fiscal year 1993, all filing requirements applicable to its executive officers, directors and owners of more than 10% of the Company's Common Stock were complied with, except as follows: (i) the acquisition of a small number of shares under the Company's employee stock purchase plan during fiscal year 1992 was reported late by each of Robert D. Pettus, Jr., a Vice President of the Company, and Norman C. George, a Vice President of the Company; and (ii) Herbert L. Oakes, a director of the Company, filed a late report on SEC Form 5 with respect to an acquisition of shares by his spouse in April 1985 and the disposition of such shares by his spouse in March 1993.
DIRECTORS' FEES AND ATTENDANCE
     Directors who are not employees of the Company are paid a retainer of $17,600 per year and $1,200 for each Board meeting and each committee meeting attended. During 1993, the Board of Directors held four meetings. No director attended fewer than 75% of the total number of meetings of the Board of Directors and any committees of the Board of Directors on which he served.
     The Board of Directors has an Executive Committee whose members were Messrs. Harrison, Jr., Harrison, III, Henson, Moore and Oakes during 1993. Except as otherwise limited by law or by resolution of the Board of Directors, the Committee has and may exercise all of the powers and authority of the Board of Directors for the management of the business and affairs of the Company, which power
                                       9
the Committee exercises between the meetings of the full Board of Directors. The Executive Committee met one time in 1993.
     The Board of Directors has a standing Audit Committee whose members were Messrs. Harrison, III, John M. Belk, Jones, Henson and Oakes during 1993. The Audit Committee evaluates audit performance, handles relations with the Company's independent accountants and evaluates policies and procedures relating to internal accounting functions and controls. The Committee recommends to the Board of Directors the appointment of the independent accountants for the Company. The Audit Committee met four times in 1993.
     The Board of Directors has a Compensation Committee whose members during 1993 were Messrs. Harrison, Jr., Harrison, III, Oakes and Kennedy. The Compensation Committee administers the Company's compensation plans, reviews and may establish the compensation of the Company's officers and makes recommendations to the Board of Directors concerning such compensation and related matters. The Compensation Committee met two times in 1993.
     The Board of Directors has a Finance Committee whose members during 1993 were Messrs. Harrison, Jr., Harrison, III, Henson, Kennedy and Oakes. The Finance Committee reviews, formulates and recommends to the Board of Directors financial policies of the Company. The Finance Committee met four times in 1993.
     The Board of Directors has a Pension Committee whose members were Messrs. Moore, Henson and Oakes during 1993. The Pension Committee oversees those of the Company's employee retirement plans that are intended to meet the requirements of the Internal Revenue Code as being qualified for favorable tax treatment. The Pension Committee met four times in 1993.
     The Board of Directors does not have a standing nominating committee or committee performing similar functions.
                                       10

                             EXECUTIVE COMPENSATION
     Set forth below is information concerning the annual and long-term compensation for all services rendered in all capacities to the Company for each of the last three fiscal years for those persons who were at January 2, 1994 (i) the chief executive officer and (ii) the other four most highly compensated executive officers of the Company (the "Named Officers").
                           SUMMARY COMPENSATION TABLE

                                                       ANNUAL COMPENSATION
                                                                         OTHER ANNUAL           ALL OTHER
 NAME AND PRINCIPAL POSITION     YEAR     SALARY(1)     BONUS(1)(2)     COMPENSATION(3)     COMPENSATION(3)(4)
J. Frank Harrison, III           1993     $246,328       $ 415,000         $  31,886             $ 22,897
  Vice Chairman of               1992      204,949         189,576           107,254               21,895
  the Board                      1991      195,086         189,260                --                   --
Reid M. Henson                   1993      303,938         505,943            14,798               44,520
  Vice Chairman of               1992      293,178         264,010             5,251              125,859
  the Board                      1991      278,034         270,753                --                   --
James L. Moore, Jr.              1993      387,178         644,535            10,739               91,272
  President and                  1992      373,374         331,788             6,587               90,957
  Chief Executive Officer        1991      359,334         503,606                --                   --
David V. Singer                  1993      209,167         191,730             4,011               24,854
  Vice President and             1992      198,750         104,867             3,860               24,412
  Chief Financial Officer        1991      187,289         106,006                --                   --
James B. Stuart                  1993      244,900         203,719             6,712               48,231
  Vice President,                1992      237,927         116,995             1,976               48,039
  Marketing                      1991      231,667         110,338                --                   --

     (1) The amounts shown for Salary and Bonus include any amounts elected by any Named Officer to be deferred under either the Company's Supplemental Savings Incentive Plan (as discussed herein) or, pursuant to Section 401(k) of the Internal Revenue Code, under the terms of the Coca-Cola Bottling Co. Consolidated Savings Plan. Company contributions on behalf of the Named Officers under each of these plans are included in the "All Other Compensation" column of this table.
     (2) The Company's Bonus Plan is administered by the Compensation Committee of the Board. Any officer of the Company or any of its subsidiaries holding a key position with the Company (or a subsidiary) is eligible to participate, and participants are selected annually based on management recommendations approved by the Compensation Committee. Bonus Plan awards are determined by the Compensation Committee based on corporate or divisional goals for selected performance indicators which it establishes annually. Awards are generally made on the basis of a graduated scale ranging from a "goal achievement" exceeding 89% of the target to a maximum achievement of 110% of the target. For 1993 this applies to all performance indicators except Free Cash Flow which is based on actual goal achievement for achievement in excess of target. See "Report of the Compensation Committee on Annual Compensation of Executive Officers."
     (3) In accordance with the transition provisions applicable to the revised rules on executive officer and director compensation disclosure adopted by the SEC, as informally interpreted by the
                                       11

         SEC's Staff, amounts of "Other Annual Compensation" and "All Other Compensation" are excluded for the Company's 1991 fiscal year.
     (4) Detail of amounts reported in the "All Other Compensation" column for 1993 is provided in the table below. Split-dollar insurance represents the premiums paid by the Company for the benefit of each Named Officer. The amounts shown below for Company contributions to the 401(k) Savings Plan do not include an additional contribution which has not yet been allocated to participants' accounts, and which will not exceed $2,249 for any Named Officer.

                   ITEM                       MR. HARRISON, III     MR. HENSON     MR. MOORE     MR. SINGER     MR. STUART
(Bullet) Company contributions to the
  Company Savings (401(k)) Plan                    $ 1,847           $  2,249       $  2,249      $   2,249      $   2,249
(Bullet) Company contributions to the
  Supplemental Savings Incentive Plan                4,434              5,471          6,969          3,766          4,408
(Bullet) Split-Dollar Insurance Premium
  Value                                             16,616             36,800         82,054         18,839         41,574
Total All Other Compensation                       $22,897           $ 44,520       $ 91,272      $  24,854      $  48,231

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES
     Shown below is information with respect to unexercised options to purchase the Company's Common Stock held by Named Officers as of January 2, 1994. None of the Named Officers exercised any stock options during fiscal 1993. The value of the unexercised in-the-money options (i.e., exercisable at a price per share less than the current market price) is based on the closing price of $36.50 for shares of the Company's Common Stock on NASDAQ/NMS on December 31, 1993, the last trading day prior to the end of the Company's fiscal year. The Company has no outstanding SARs.

                                 NUMBER OF SECURITIES
                                      UNDERLYING
                                 UNEXERCISED OPTIONS             VALUE OF UNEXERCISED
                                    /SARS HELD AT             IN-THE-MONEY OPTIONS/SARS
                                   JANUARY 2, 1994                AT JANUARY 2, 1994
                                         (#)                             ($)
           NAME              EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
J. Frank Harrison, III(1)      112,500          37,500        $  759,375      $ 253,125

     (1) All options set forth above were granted to Mr. Harrison, III pursuant to a Stock Option Agreement effective August 9, 1989 and are exercisable at the price of $29.75 per share. The unexercisable options will become exercisable in 7,500 share increments following December 31 of each year commencing in 1994 through 1998. Subject to the foregoing, the option may be exercised in whole or in part at any time during a 15 year period commencing on the date of grant.
                                       12

RETIREMENT PLAN
     The Company has in effect a unit benefit retirement plan for its employees (the "Retirement Plan"), with payments thereunder computed on an actuarial basis. The following table shows the estimated annual benefits payable upon retirement at age 65 to persons born in 1946 for various classifications of compensation and years of service.
                      ANNUAL BENEFIT UNDER RETIREMENT PLAN
                       For Plan Participants Born in 1946

 FIVE-YEAR                            YEARS OF SERVICE
  AVERAGE                      20
COMPENSATION     15 YEARS     YEARS      25 YEARS     30 YEARS     35 YEARS
$ 125,000          25,650     34,200       42,750       51,300       51,300
  150,000   (1)    31,650     42,200       52,750       63,300       63,300
  175,000   (1)    37,650     50,200       62,750       75,300       75,300
  200,000   (1)    43,650     58,200       72,750       87,300       87,300
  250,000   (1)    52,252     69,669       87,086      104,504      104,504
  300,000   (1)    52,252     69,669       87,086      104,504      104,504
  400,000   (1)    52,252     69,669       87,086      104,504      104,504
  450,000   (1)    52,252     69,669       87,086      104,504      104,504
  500,000   (1)    52,252     69,669       87,086      104,504      104,504

     (1) Prior to January 1, 1989, the formula for determining benefits did not limit the amount of compensation (generally, compensation as reported on Form W-2 for income tax withholding purposes) which could be considered. Benefits which accrue after December 31, 1988, are limited as to the amount of compensation which may be considered. Beginning in 1989, this amount was limited to $200,000 to be adjusted for cost of living increases beginning in 1990; the 1993 amount, as adjusted, is $235,840. In 1994 this amount has been reduced to $150,000, which amount will be adjusted for cost of living increases, beginning in 1995, but only to the extent that such increases exceed increments of $10,000. It is therefore not anticipated that any increase will occur for at least three years. This table assumes that the 1993 limit of $235,840 is applied retroactively to all prior years. Beginning in 1994, no retroactive adjustments will be permitted.
     (2) The annual benefit from the Retirement Plan may not exceed $90,000 as adjusted for cost of living increases beginning in 1988; in 1993 the amount, as adjusted, is $115,641. This benefit is reduced by 1/15 for each of the first three years that actual retirement precedes a participant's Social Security Retirement Age. For someone born in 1946, the Social Security Retirement Age is 66. In 1993 the maximum benefit was $107,932 for a person who retires at age 65, the earliest Normal Retirement Age specified by the Retirement Plan; the amount is $110,880 for 1994.
     The benefits listed in the table, which are based on straight life annuity amounts, are not subject to any deduction for Social Security or other offset amounts, except to the extent that the benefits formula
                                       13
includes average compensation in excess of Covered Compensation (as defined below). As of December 31, 1993, the Named Officers have the following full years of service as defined in the Retirement Plan: Mr. Harrison III, 16 years; Mr. Henson, 11 years; Mr. Moore, 7 years; Mr. Singer, 8 years; and Mr. Stuart, 3 years.
     Generally, compensation is remuneration paid to Retirement Plan participants by the Company for services rendered as reported or reportable for federal income tax withholding purposes. During a period of disability, a participant is deemed to have earned compensation at the same rate he was paid during the last full year prior to the disability. In general, Covered Compensation is the average of the Social Security taxable wage base during the 35 year period before the participant reaches Social Security Retirement Age. At any point in time, this taxable wage base is assumed to continue without increasing for all years after the year in which it is calculated. Pursuant to these assumptions, Covered Compensation for 1993 for the Named Officers is as follows: Mr. Moore, $43,274; Mr. Stuart, $43,274; Mr. Henson, $39,040; Mr. Singer, $56,211; Mr. Harrison, III, $55,251. No benefits are payable to a participant whose employment terminates before he has been credited with five years of service or has both reached age 65 and begun to participate in the Retirement Plan at least five years before his employment terminated.
OFFICER RETENTION PLAN
     Under the Company's officer retention plan ("ORP"), a participant receives a 20-year annuity payable in equal month installments commencing at retirement or, in certain instances, upon termination of employment. The retirement benefits under the ORP increase with each year of the participant's participation in the ORP based on the product of an assumed rate of increase in a participant's beginning salary (as determined by the Compensation Committee) and factors prescribed by the ORP. The retirement benefits under the ORP are not payable to the participants unless they remain in the employment of the Company until they attain age 60, except in the event of total disability (at which time they would be paid on a present value basis).
     The ORP contains a death benefit which must be paid in a lump sum. If the participant dies before annuity payments begin, then the death benefit equals the retirement benefit accrued as of the date of death, except that there is a further reduction of 50% of the amount otherwise payable for deceased participants whose employment with the Company terminated prior to age 60. If the participant dies after annuity payments have begun, the monthly installments remaining are paid to the participant's beneficiary in a lump sum after applying a discount rate of 8% per annum.
     The ORP provides that in the event of a Change in Control in the ownership of the stock of the Company (as more specifically described in connection with the Supplemental Savings Incentive Plan below), if in connection therewith (i) the ORP is terminated by the Company or amended so as to materially reduce the rights and benefits of an ORP participant, (ii) the participant is terminated by the Company without cause, (iii) the participant is demoted or has his salary and/or benefits materially reduced, or (iv) the Company takes other action which denies the participant the position and economic entitlements which he had under the ORP prior to the Change in Control, then the participant may elect to have paid to him 100% of the retirement benefits to which he was entitled at the time of the Change
                                       14
in Control, plus 50% of any increase in his retirement benefit which accrued between the date of the Change in Control through the date of his election.
     The estimated annual benefit upon retirement at age 60 under the ORP for the Named Officers is as follows: Mr. Harrison, III, $531,040; Mr. Henson, $163,813; Mr. Moore, $314,419; Mr. Singer, $546,925; and Mr. Stuart, $202,118.
Each of those individuals presently is credited with three years of participation in the ORP.
SUPPLEMENTAL SAVINGS INCENTIVE PLAN
     Pursuant to the Company's Supplemental Savings Incentive Plan ("SSIP"), the Company and the participant agree to defer a portion of salary and bonuses. The Company matches 30% of the first 6% of salary (excluding bonuses) deferred by the participant. The Company may also make discretionary contributions to any one or more participants which contributions are to be both based on merit and intended to offset the impact of the reduced compensation limit for qualified plans (see the discussion with respect to the Retirement Plan, above). A participant is fully vested in the salary and bonuses he defers and becomes fully vested in Company contributions upon death, disability, retirement on or after age 55, the completion of at least five years of service (vesting occurring at a 20% rate for each year of service), or a Change in Control. "Change in Control" for these purposes includes the acquisition by any person or group of more than 50% of the total vote of all shares of common stock of the Company for the election of the Board of Directors and is presumed to occur in the event that J. Frank Harrison, Jr. and his issue (or persons acting on their behalf) should be entitled to vote less than 50% of the total votes of all shares of common stock of the Company for the election of directors. Deferrals and Company Contributions may be placed in either a Fixed Benefit Option or designated among investment funds specified by the Company. Such investment funds are only used to measure the value of benefits, which benefits comprise the Supplemental Account of a participant; there is no requirement that any money held in the SSIP, which money is held in a trust that is revocable until there is a Change in Control, actually be invested in any such fund.
     The schedule of benefits for a Fixed Benefit Option provides for earnings up to 13% (depending on the participant's age and years of service at retirement or termination due to total disability, as applicable). Benefits which start after age 60 are increased at the rate of 6% compounded annually, while benefits paid on account of severance are deemed to earn 8% compounded annually. The size of death benefits from the Fixed Benefit Option is dependent upon whether the participant is insurable (is able to obtain insurance from a carrier acceptable to the Compensation Committee either at standard rates or at higher rates acceptable to the Compensation Committee).
     Amounts held in a Supplemental Account may be transferred to a Fixed Benefit Option. No investment in a Fixed Benefit Option may be transferred to a Supplemental Account.
     Benefits paid on account of a Change in Control are made within 30 days following a Change in Control; all other payments are made (or begin) in the first January after a payment has been requested and satisfactory evidence has been furnished that the participant has become entitled to receive such benefit. All benefits for severance, Change in Control, death benefits for participants who are not insurable, and from Supplemental Accounts are made in a lump sum. Other payments made from the Fixed
                                       15

Benefit Option are normally paid on a monthly basis for 180 months, although the Compensation Committee may approve a lump sum payment or an annuity for a period of less than 180 months. No executive officer received a distribution during 1993. The amount of Company contributions allocated to each of the Named Officers during 1993 is reflected in the Summary Compensation Table under the heading, "All Other Compensation."
OFFICERS' SPLIT-DOLLAR LIFE INSURANCE PLAN
     The Company has established a split-dollar life insurance plan for all officers, including the Named Officers. A special arrangement has been provided for J. Frank Harrison, III, as described below. Insurance policies purchased under the plan are whole life policies having a face amount, in most instances, equal to approximately three times each officer's salary (approximately six times in the case of the Named Officers). The Company pays all premiums on each officer's policy. Policy dividends are used to purchase paid up additions. Upon the death of any participant, the participant's beneficiary would receive a stated death benefit, with the balance of the proceeds from the participant's policy being paid to the Company.
     An amount equal to the increase in the net cash surrender value of each participant's policy is credited annually to a deferred compensation account for the benefit of each such officer. The benefit payable pursuant to the deferred compensation arrangement constitutes an unfunded, unsecured promise by the Company. A portion of the proceeds (or cash surrender value) of the split-dollar life insurance policies purchased by the Company may be used at the Company's discretion to make distributions under the deferred compensation arrangement. It is expected that the benefit which will be payable will be substantially equal to the premiums paid for insurance issued at standard rates. Participants vest in their deferred compensation account, generally, upon death or disability -- 100%, upon other termination, over five years as follows: 0-36 months -- 0% vested, 36-48 months -- 1/3 vested, 48-60 months -- 2/3 vested, and after 60 months -- 100% vested, except for Mr. Henson who is provided no death benefit in his deferred compensation arrangement.
     Payments to officers pursuant to the deferred compensation arrangement generally would commence one year after termination of employment and would be made in equal annual installments, the number of installments being determined by agreement between the participant and the Company except in the case of Mr. Henson. For Mr. Henson, all payments will be made in a lump sum. Earnings on amounts credited to the deferred compensation accounts, distributions in the event of hardship, and the credit of additional amounts to each participant's account may be paid or provided for in the Company's sole discretion. During 1993, no such additional amounts were credited to any participant's account, and no hardship distributions were made.
     In the event of Mr. Henson's death, the Company would receive an amount equal to all premiums paid on the policy, subject to the death benefit payable to Mr. Henson's beneficiary being not less than $1,000,000.
     The dollar amount representing the insurance premiums paid by the Company for the benefit of each of the Named Officers under the split-dollar life insurance plan is included in the Summary Compensation Table under the heading "All Other Compensation."
                                       16

     The standard split-dollar life insurance arrangement described above has been altered with respect to J. Frank Harrison, III. A trust established by Mr. Harrison, III pays the PS-58 cost and the Company pays the remaining portion of the premium. This arrangement allows Mr. Harrison, III to obtain additional insurance coverage with no increase in the net present value of the projected costs of this arrangement for the Company. Under this revised arrangement, at the death of the insured the Company receives a return of the aggregate premiums paid by it. Additionally, Mr. Harrison, III does not participate in the deferred compensation part of the plan.
EMPLOYMENT AGREEMENTS
     James L. Moore, Jr., is employed as President and Chief Executive Officer pursuant to an employment agreement dated March 16, 1987, at an annual salary of not less than $275,000. Mr. Moore is also entitled under the agreement to other fringe benefits generally available from time to time to the Company's executive officers. The agreement provides that it may be terminated by either party at any time, with or without cause. In the event Mr. Moore's employment is terminated by the Company for cause (as defined in the agreement), or if Mr. Moore voluntarily terminates his employment with the Company, Mr. Moore will receive only benefits accrued through the date his employment is terminated. If the Company terminates Mr. Moore's employment without cause, Mr. Moore shall receive his salary for a period of two years.
         REPORT OF THE COMPENSATION COMMITTEE ON ANNUAL COMPENSATION OF
                               EXECUTIVE OFFICERS
     The Board's Compensation Committee, composed of Messrs. J. Frank Harrison, Jr., J. Frank Harrison, III, David L. Kennedy, Jr. and Herbert L. Oakes, administers the Company's compensation plans, reviews and may establish executive compensation and makes recommendations to the Board concerning such compensation and related matters. The following is a report submitted by the Compensation Committee members addressing the Company's compensation policy as it is related to the Company's executive officers, including the Named Officers, for 1993.
COMPENSATION POLICY AND FISCAL 1993 COMPENSATION
     The Company's executive compensation policy is designed to establish an appropriate relationship between executive pay and the creation of long term shareholder value, while motivating and retaining key employees. To achieve these goals, the Company's executive compensation policy supplements annual base compensation with an opportunity to earn bonuses based upon corporate performance as well as subjective factors related to each individual's performance. Accordingly, a significant portion of any executive's compensation may consist of performance-based bonuses. Measurement of corporate performance is primarily based on Company objectives which are set based on industry conditions and industry-wide performance levels and approved by the Board of Directors. The Company has not yet established a policy with respect to qualifying compensation paid to its executive officers for deductibility under
Section 162(m) of the Internal Revenue Code. No executive officer of the Company is currently paid applicable employee remuneration (as defined by Section 162(m)) in excess of One Million Dollars in any fiscal year.
                                       17

     In addition to the annual base salary and performance-based bonus components, the Company's total annual compensation package for its executives includes the opportunity: (i) to participate, on the same basis as other non-union employees, in the Coca-Cola Bottling Co. Consolidated Savings Plan (Company contributions for each of the Named Officers are included under "All Other Compensation" in the Summary Compensation Table); (ii) to participate in the Officers' Split-Dollar Life Insurance Plan; (iii) to participate in the Company's Retirement Plan which is available to all eligible employees; (iv) to elect to defer a certain portion of each executive's compensation and receive limited matching contributions from the Company under the Supplemental Savings Incentive Plan (Company contributions for each of the Named Officers are included under "All Other Compensation" in the Summary Compensation Table); and
(v) for certain key executives selected by the Compensation Committee, to receive additional retirement and survivor benefits pursuant to the Officer Retention Plan. (The Retirement Plan, the Officers' Split-Dollar Life Insurance Plan, the Supplemental Savings Incentive Plan and the Officer Retention Plan are each discussed in greater detail in the preceding section of this Proxy Statement.) This overall package is designed to attract and retain qualified executives and to ensure that such executives have a continuing stake in the long-term success of the Company.
     Base salaries were adjusted from the prior year. The Company periodically reviews base salary levels for its executives in comparison with those of other companies in the soft drink bottling industry, as well as other industries. For 1993, the Company utilized a study published by Wyatt Executive Compensation Services which surveyed over 1200 public corporations and provided compensation information by separate categories of employers, including but not limited to, those defined by industry, size and geographic location. The Company strives to maintain base executive salaries at a level that will permit it to compete with other major companies for managers with comparable qualifications and abilities. Based on information contained in the Wyatt survey, the Compensation Committee believes that the overall compensation of its executive officers, taken in the aggregate, places them in the median range of the compensation scale of similarly situated executives.
     The Company's Bonus Plan is administered by the Compensation Committee, which annually selects participants (based on management recommendations) who hold key positions with the Company or one of its subsidiaries. The total cash bonus awardable to a participant is determined by multiplying such participant's base salary by three factors: (i) the participant's approved bonus percentage factor, (ii) the individual's indexed performance factor and (iii) the overall goal achievement factor. The participant's approved bonus percentage factor is based on the relative responsibility and contribution to the Company's performance attributed to the participant's position with the Company, while the individual's indexed performance factor is determined by such individual's actual performance during the fiscal year. The overall goal achievement factor is determined by the Company's performance in relation to pre-set goals, as discussed below.
     Annual goals for selected performance indicators are set in the fourth quarter for the succeeding year. These goals are reviewed by the Compensation Committee and approved by the Board of Directors. The selected performance indicators for 1993 were operating cash flow, free cash flow, net income, case sales volume, market share and a specific segment's performance. The Compensation Committee also assigns different weights to each of the performance indicators based on the perceived need to focus more or less on any particular objective in a given year. The corporate performance
                                       18
indicators and related weights are established after evaluating the industry conditions, available information on performance of other companies in the soft drink bottling industry, prior year performance and the Company's specific needs for the current year. For fiscal 1993, the following weights were assigned to the performance indicators: operating cash flow -- 30%; free cash flow -- 30%; net income -- 10%; case sales volume -- 10%; market share -- 10%; and segment performance -- 10%. The performance indicators, as weighted, make up the Company's overall goal achievement factor, which is calculated on the basis of a graduated scale ranging from a goal achievement exceeding 89% of the target to a maximum achievement of 110% of the target for each performance indicator (except Free Cash Flow, which is based on actual goal achievement for achievement in excess of target). Target goals were met or exceeded for four of the performance indicators.
     Although the Company's Bonus Plan enables the Compensation Committee to calculate bonuses derived from the factors described above, the Compensation Committee has absolute discretion to decrease, eliminate or otherwise amend awards under the Company's Bonus Plan. For fiscal 1993, the Company was authorized to award bonuses of up to 267% of base salary in accordance with the terms of the Company's Bonus Plan. Based on the foregoing, the Compensation Committee elected to award bonuses to executive officers in amounts ranging from 52% to 166% of 1993 base salary. The amount of annual bonus payments for each of the Named Officers for the years 1991, 1992 and 1993 is shown in the Summary Compensation Table under the heading "Bonuses."
CEO COMPENSATION
     During 1993, the Company awarded Mr. Moore, the Company's President and Chief Executive Officer, an increase in his base salary over the prior fiscal year. Following a general consideration of various factors including the compensation of other chief executive officers in companies of comparable size and the improvement in the Company's financial performance, the Compensation Committee determined that a salary increase was warranted. The Compensation Committee believes that Mr. Moore's leadership supports the Company's financial performance and subjectively arrived at the amount of his increase. The Compensation Committee's decision on Mr. Moore's base salary increase supports the Company's objective of ensuring the continued service of key personnel who contribute to the creation of long term shareholder value. In addition, Mr. Moore participated in the Company's Bonus Plan pursuant to which the amount of his bonus payment was determined on the same basis as that used for other participants (see discussion above). Mr. Moore's compensation is subject to the terms and conditions of an employment agreement described hereinabove under the heading "Employment Agreements."
     Submitted by the Compensation Committee of the Board of Directors.

J. Frank Harrison, III     David L. Kennedy, Jr.
J. Frank Harrison, Jr.     Herbert L. Oakes

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     The members of the Board of Directors' Compensation Committee for fiscal 1993 were Messrs. Harrison, Jr., Harrison, III, Oakes and Kennedy. Mr. Harrison, Jr. is Chairman of the Board of the Company, and Mr. Harrison, III is a Vice Chairman of the Board. Mr. Oakes retired as Vice President of the Company in December 1989.
     On November 30, 1992, the Company and the owner of the property on which the Company operates its Snyder Production Center agreed to the early termination of the Company's lease of this property. Harrison Limited Partnership One ("HLP One"), a North Carolina limited partnership, purchased the property contemporaneously with the termination of the lease, and the Company and HLP One entered into an agreement pursuant to which the Company leased the property for a ten-year term which commenced December 1, 1992. JFH Management, Inc., a North Carolina corporation of which J. Frank Harrison, Jr. is the sole shareholder, serves as sole general partner of the limited partnership that purchased the production center property. The sole limited partner of this limited partnership is a trust as to which J. Frank Harrison, III and Reid M. Henson are co-trustees, share investment powers, and as to which they share voting power for purposes of this partnership interest. The beneficiaries of this trust are J. Frank Harrison, Jr. and his descendants.
     On June 1, 1993, Beacon Investment Corporation, a North Carolina corporation of which J. Frank Harrison, III is sole shareholder, purchased the office building located on Rexford Road in Charlotte, North Carolina, in which the Company leases its executive offices. Contemporaneously, the Company entered into a ten-year lease commencing June 1, 1993 with Beacon Investment Corporation for office space within the building.
     The annual base rents which the Company is obligated to pay for its lease of the Snyder Production Center and its executive offices for the first 12-month period of each ten-year term are approximately $1,935,000 and $1,225,000, respectively, subject to annual adjustments corresponding to the Consumer Price Index. The base rent for the lease of the Snyder Production Center is further subject to increases and decreases, as the case may be, in the London Interbank Offered Rate of interest (LIBOR), and the base rent for the lease of the executive offices is subject to increases and decreases, as the case may be, in an Adjusted Eurodollar Rate determined by NationsBank of North Carolina, N. A. based upon London interbank market interest rates. The current annual lease payments, as so adjusted, are $1,934,000 for the Snyder Production Center and $1,317,000 for the Company's executive offices.
     The material terms of the Snyder Production Center and office building lease agreements are substantially similar to the lease agreements between the Company and the properties' prior owners. The Company believes that the terms of the Snyder Production Center and office building lease agreements are generally, in each instance, at least as favorable as the Company could have obtained from the prior owners.
     On April 9, 1993, the Company acquired all of the outstanding stock of Whirl-i-Bird, Inc., a corporation which was leasing a helicopter to the Company from time to time and was wholly owned by Mr. Harrison, Jr., in exchange for 80,000 shares of the Company's Common Stock (based on the closing market price for such stock of $20 per share on March 17, 1993). Mr. Harrison, Jr. had previously
                                       20
decided to sell the helicopter, and because the Company was using this helicopter for approximately 80% of its available hours and was familiar with this aircraft, the Company decided to purchase this helicopter at its fair market value through the acquisition of Whirl-i-Bird, Inc., rather than pursuing a lease arrangement for a different helicopter. The net cost to the Company (the value of the Common Stock described above plus approximately $300,000 of net cash liabilities of Whirl-i-Bird, Inc.) was determined after reviewing three appraisals of the helicopter, which approximated $1.9 million. The Company believes that the purchase of the helicopter and the 1992 helicopter lease payments were, in each instance, on terms at least as favorable as could be received from unaffiliated third parties.
                            COMMON STOCK PERFORMANCE
     As part of the executive compensation information presented in the Proxy Statement, the Securities and Exchange Commission requires a five-year comparison of stock performance with a broad market equity index and with a peer group of similar companies. The Company's Common Stock is traded on the NASDAQ/NMS and the Company has selected the S&P 500 for use as a broad equity market index for the purpose of this comparison. The Company selected three publicly traded soft drink bottlers in developing a peer group index. The peer group (the "Custom Composite Index") consists of Coca-Cola Enterprises, Inc., Coca-Cola Beverages Ltd. and National Beverage Corp.
                                       21

                          CUMULATIVE TOTAL RETURN (1)
           BASED ON REINVESTMENT OF $100 BEGINNING DECEMBER 31, 1988

                 (Performance Graph appears here--see appendix)

     (1) Assumes that the value of the investment in Company Common Stock and in each index was $100 on December 31, 1988, and that all dividends were reinvested on a quarterly basis. Returns for the companies in the Custom Composite Index have been weighted on the basis of total market capitalization for each company.
                                       22

                              CERTAIN TRANSACTIONS
     The Company's business consists primarily of the production, marketing and distribution of soft drink products of The Coca-Cola Company, which is the sole owner of the secret formulas under which the primary components (either concentrates or syrups) of its soft drink products are manufactured. Accordingly, the Company purchases substantially all of its requirements of concentrates and syrup from The Coca-Cola Company in the ordinary course of its business. During fiscal year 1993, the Company paid The Coca-Cola Company approximately $158 million for sweetener, syrup and concentrate purchases. Additionally, the Company engages in a variety of marketing programs, local media advertising and similar arrangements to promote the sale of products of The Coca-Cola Company in territories operated by the Company. During fiscal year 1993, total direct marketing support provided to the Company by The Coca-Cola Company was approximately $28 million. In addition, the Company paid approximately $13 million for local media and marketing program expense pursuant to cooperative advertising and cooperative marketing arrangements with The Coca-Cola Company.
     On July 2, 1993, Piedmont Coca-Cola Bottling Partnership, a Delaware general partnership (the "Partnership"), was formed by wholly owned subsidiaries of the Company and The Coca-Cola Company (together, the "Partners") to engage in the business of distributing and marketing finished bottle/can and fountain beverage products under trademarks of The Coca-Cola Company and other third party licensors in portions of North Carolina, South Carolina, Virginia and Georgia. Two Company subsidiaries (collectively "CCBCC Sub") are general partners and together own a 50% interest in the Partnership. A subsidiary of The Coca-Cola Company ("KO Sub") is the third general partner, and it owns the remaining 50% interest in the Partnership. All distributions of cash flow and profits and losses of the Partnership are allocated between KO Sub and CCBCC Sub on a 50/50 basis. The Partnership has an initial term of 25 years subject to early termination as a result of any Dissolving Event, as defined in the Partnership Agreement. Each Partner's Partnership Interest is subject to certain limitations on transfers, rights of first refusal and other purchase rights upon the occurrence of certain events. CCBCC Sub and KO Sub made equal initial capital contributions with KO Sub's contribution being in the form of cash and CCBCC Sub's contribution being comprised of the Wilson, North Carolina and Greenville and Beaufort, South Carolina bottling territories and other related assets and cash. Following the formation of the Partnership, the Company and certain of its subsidiaries caused the sale to the Partnership of the Charleston, Greenwood, Columbia, Anderson and Aiken, South Carolina and Plymouth, North Carolina bottling territories and other related assets ("CCBCC Purchased Assets") and The Coca-Cola Company caused the sale to the Partnership of assets and capital stock of subsidiaries having bottling territories located in and around Kinston, Greenville, Goldsboro, Wilmington, Rocky Mount, Weldon and Kelford, North Carolina; Marion, Conway and Florence, South Carolina; and Emporia, Virginia ("KO Purchased Assets").
     The relative purchase prices for the CCBCC Purchased Assets and the KO Purchased Assets were determined on an equivalent basis. The aggregate sale price for the CCBCC Purchased Assets was approximately $118 million. This price was based on a multiple of annual revenues. The multiple was determined by dividing the purchase price for the KO Purchased Assets by the aggregate revenues of the businesses in which the KO Purchased Assets were utilized from January 1, 1992 to December 31, 1992. The purchase price for the CCBCC Purchased Assets was derived from the product of such
                                       23
estimated multiple and the revenues generated by the CCBCC Purchased Assets from April 1, 1992 to March 31, 1993 in the businesses in which the CCBCC Purchased Assets are utilized. The purchase price for the KO Purchased Assets was equal to the purchase price paid and the related costs incurred by The Coca-Cola Company in connection with its acquisition of the KO Purchased Assets. The CCBCC Purchased Assets were previously acquired by the Company on December 20, 1991, in connection with its acquisition of all of the outstanding capital stock of Sunbelt Coca-Cola Bottling Company, Inc. (which held such assets). The Company estimates the portion of the total consideration for the Sunbelt transaction allocable to the CCBCC Purchased Assets to be approximately $118 million.
     The Company is providing the manufacture, production and packaging of the products and the management of the Partnership pursuant to a Management Agreement. In consideration for its services, the Company receives a management fee of 20.6 cents per eight ounce equivalent case (192 ounces), reimbursement for its out-of-pocket expenses and reimbursement for sales branch, divisional and certain other expenses. The term of the Management Agreement is 25 years, subject to early termination in the event of a "Change in Control" as defined therein, a termination of the Partnership or a material default by either party. For the period July 2, 1993 through January 2, 1994, the Partnership recorded management fees in the amount of approximately $4.8 million to the Company pursuant to the Management Agreement.
     Mr. David L. Kennedy, Jr., a director of the Company, is Senior Vice President and General Manager -- Coca-Cola USA -- Fountain. During the period 1987-1993, The Coca-Cola Company purchased an aggregate of 2,488,497 shares of Common Stock (31.3% of the outstanding shares of such class as of March 25,
1994) and 269,158 shares of Class B Common Stock (20.1% of the outstanding shares of such class as of March 25, 1994) from the Company. These transactions occurred pursuant to (i) a negotiated, direct purchase of shares from the Company, (ii) an exchange of Common Stock for all of the outstanding shares of The Coca-Cola Bottling Company of West Virginia, Inc., which were owned by The Coca-Cola Company and (iii) the exercise by The Coca-Cola Company of its preemptive right to purchase additional shares of Common Stock pursuant to the Stock Rights and Restrictions Agreement (described below) that was triggered by the Company's issuance of Common Stock to Mr. Harrison, Jr. in connection with the Company's acquisition of Whirl-i-Bird, Inc. (as described above).
     See "Principal Shareholders" and the notes to the tabular information presented therein for additional information concerning The Coca-Cola Company's beneficial ownership of Common Stock and Class B Common Stock.
     Pursuant to a Stock Rights and Restrictions Agreement dated January 27, 1989, between the Company and The Coca-Cola Company, The Coca-Cola Company agreed not to purchase or acquire additional shares of Common Stock or Class B Common Stock except as contemplated or provided in the agreement; and not to sell or otherwise dispose of shares of Class B Common Stock without converting them into Common Stock. The Coca-Cola Company granted the Company a right of first refusal with respect to any sale, assignment, transfer or other disposition by The Coca-Cola Company of such shares, and the Company granted The Coca-Cola Company certain registration rights with respect to such shares. The Stock Rights and Restrictions Agreement contains provisions under which The
                                       24

Coca-Cola Company has agreed that if its equity ownership or voting interest exceeds current levels (as adjusted by the Company's right to call described below) then it will negotiate in good faith with the Company to sell to the Company the number of shares of Common Stock or convert the number of shares of Class B Common Stock necessary to reduce its equity or voting interest to current levels, as adjusted. In the event that the Company issues new shares of Class B Common Stock upon the conversion or exercise of any security, warrant or option of the Company which results in The Coca-Cola Company owning less than 20% of the outstanding shares of Class B Common Stock and less than 20% of the total votes of all outstanding shares of all classes of the Company, The Coca-Cola Company has the right to convert shares of Common Stock to shares of Class B Common Stock in order to maintain its ownership of 20% of the outstanding shares of Class B Common Stock and 20% of the total votes of all outstanding shares of all classes of the Company. Under the Stock Rights and Restrictions Agreement, The Coca-Cola Company has a preemptive right to purchase a percentage of any newly issued shares of any class as necessary to allow it to maintain ownership of both 29.67% of the outstanding shares of Common Stock of all classes and 22.59% of the total votes of all outstanding shares of all classes. The number of shares issuable to The Coca-Cola Company as a result of any exercise of its conversion right or its preemptive right described herein is subject to adjustment by the Company's right to call described below and by any voluntary disposition of the shares held by The Coca-Cola Company.
     Pursuant to the Stock Rights and Restrictions Agreement, The Coca-Cola Company granted the Company the right, from and after the sixth anniversary of the date of such agreement through the thirtieth anniversary, at the Company's sole option and from time to time, to call for redemption that number of Purchased Shares which would reduce The Coca-Cola Company's ownership of the equity of the Company to 20% at a price and on such terms as set forth in the agreement; provided, however, that in no event shall the price be less than $42.50 per share (subject to appropriate adjustment to reflect changes in the Company's capital structure and except for shares issued to The Coca-Cola Company to maintain its proportionate ownership of Common Stock).
     The Coca-Cola Company was also given the right to have its designee proposed by the Company for nomination to the Company's Board of Directors and to have such person (or a successor) nominated at each subsequent election of the Company's directors, subject to certain conditions. Mr. Kennedy's nomination for election as a director of the Company was made in accordance with the terms of this agreement.
     The Coca-Cola Company, J. Frank Harrison, Jr., J. Frank Harrison, III and Reid M. Henson, in his capacity as co-trustee of certain trusts holding shares of Class B Common Stock, also entered into a Voting Agreement dated January 27, 1989 (the "Voting Agreement"). Pursuant to the Voting Agreement, Mr. Harrison, Jr., Mr. Harrison, III and Mr. Henson (as co-trustee), agreed to vote their shares of Common Stock and Class B Common Stock for a nominee of The Coca-Cola Company for election, as a director, to the Company's Board of Directors, and The Coca-Cola Company granted an irrevocable proxy (the "Irrevocable Proxy") with respect to all shares of Class B Common Stock and Common Stock owned by The Coca-Cola Company (and any shares of Common Stock into which shares of Class B Common Stock are converted or exchanged) to J. Frank Harrison, III for life and thereafter to J. Frank Harrison, Jr. The Irrevocable Proxy covers any matters on which holders of Class B Common
                                       25

Stock or Common Stock are entitled to vote, other than certain mergers, consolidations, sales of assets and other similar corporate reorganizations or corporate transactions.
     Pursuant to the terms of the Voting Agreement, J. Frank Harrison, Jr. or J. Frank Harrison, III were granted the option (assignable to the Company) to purchase the shares of Class B Common Stock held by The Coca-Cola Company at a price per share determined in accordance with the Voting Agreement, exercisable on certain conditions relating to termination of the disproportionate voting rights of the Class B Common Stock.
     The Voting Agreement and Irrevocable Proxy terminate upon the written agreement of the parties, or at such time as The Coca-Cola Company is not the beneficial owner of any shares of the Company's common stock. The Irrevocable Proxy terminates at such time as: (i) J. Frank Harrison, Jr. or J. Frank Harrison, III do not collectively own all 712,796 shares of Class B Common Stock owned by J. Frank Harrison, Jr., or (ii) certain trusts holding shares of Class B Common Stock subject to the Voting Agreement do not collectively own at least 50% of the Class B Common Stock held by them at the date of the Voting Agreement.
     On December 17, 1988, J. Frank Harrison, Jr., J. Frank Harrison, III and certain trusts holding shares of Class B Common Stock entered into a Shareholder's Agreement with The Coca-Cola Company. Pursuant to the agreement, which has a term of ten years, expiring in 1998: (i) the Harrisons expressed a commitment to remain actively involved and interested in the management and operations of the Company during the term of the agreement; (ii) the Harrisons agreed not to dispose of their shares of Common Stock and Class B Common Stock during the term of the agreement (other than to certain permitted transferees) without first offering such shares to The Coca-Cola Company; (iii) the Harrisons were granted the right (the exercise of which could result in a change in control of the Company), exercisable for a period of five years following the fifth anniversary of the agreement, to cause The Coca-Cola Company to purchase all or a portion of their shares of Common Stock and Class B Common Stock subject to the agreement at a price per share and on such terms as determined by the agreement; and (iv) The Coca-Cola Company was granted the right to acquire the Harrisons' shares of Common Stock and Class B Common Stock at a price per share and on such terms as determined by the agreement upon the circumstance of an offer having been made which, if consummated, would result in a change in control of the Company or the sale of all or substantially all of the assets of the Company, and provided that the Harrisons intend to vote in favor of such transaction.
     During the fiscal year ended January 2, 1994, the Company paid legal fees of $785,523 to Witt, Gaither & Whitaker, P. C., a law firm in which John W. Murrey, III, a director of the Company, and John F. Henry, Jr., Secretary of the Company, are members.
                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS
     The Board of Directors of the Company has appointed the firm of Price Waterhouse to serve as the Company's independent accountants for the fiscal year ending January 1, 1995. Price Waterhouse has served in that capacity since 1968.
                                       26

     A representative of Price Waterhouse will be present at the Annual Meeting and will have the opportunity to make a statement if he desires to do so and is expected to be available to respond to appropriate questions.
                   RECOMMENDATIONS OF THE BOARD OF DIRECTORS
     The Board of Directors recommends that the Company's shareholders vote FOR fixing the number of directors at ten and FOR electing the Board of Directors' nominees for directors as set forth in this Proxy Statement.
                             SHAREHOLDER PROPOSALS
     In the event any shareholder wishes to present a proposal to the shareholders of the Company at the 1995 Annual Meeting of Shareholders, such proposal must be received by the Company for inclusion in the proxy statement and form of proxy relating to such meeting on or before December 16, 1994.
                             ADDITIONAL INFORMATION
     The entire cost of soliciting proxies will be borne by the Company. In addition to this solicitation of proxies by mail, proxies may be solicited by the Company's directors, officers and other employees by personal interview, telephone and telegram. Such persons will receive no additional compensation for such services. Furthermore, Georgeson & Co., Inc., Wall Street Plaza, New York, New York 10005, has been retained to assist the Company in the solicitation of brokers, banks and other similar entities holding shares for other persons. Georgeson & Co., Inc. will receive a payment of $6,500 for these services. All brokers, banks and other similar entities and other custodians, nominees and fiduciaries will be requested to forward solicitation materials to the beneficial owners of the shares of Common Stock and Class B Common Stock held of record by such persons, and the Company will pay such brokers, banks and other fiduciaries all of their reasonable out-of-pocket expenses incurred in connection therewith.
                                 OTHER MATTERS
     As of the date of this Proxy Statement, the Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matter to be acted upon at the Annual Meeting other than those specifically referred to in this Proxy Statement. If other matters should properly come before the Annual Meeting, it is intended that the holders of the proxies will act in respect thereto in accordance with their best judgment.
                                          John F. Henry, Jr.
                                          SECRETARY
Date: April 15, 1994
                                       27

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                      COCA-COLA BOTTLING CO. CONSOLIDATED
PROXY
                  ANNUAL MEETING OF SHAREHOLDERS, MAY 18, 1994
         The undersigned hereby appoints John M. Belk, Reid M. Henson and Herbert L. Oakes, and each of them proxies, with full power of substitution, to act and to vote the shares of common stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at Snyder Production Center, 4901 Chesapeake Drive, Charlotte, North Carolina 28216, at 10:00 A. M.,
E. D. T., on May 18, 1994, and any adjournment or adjournments thereof, as follows:
1. FIXING THE NUMBER OF DIRECTORS AT TEN:
               [ ] FOR              [ ] AGAINST              [ ] ABSTAIN

2. ELECTION OF DIRECTORS:               [ ] FOR all nominees listed below       [ ] WITHHOLD AUTHORITY
                                          (Except as marked to the contrary     to vote for all nominees listed
                                        below)                                  below

  John W. Murrey, III, H. W. McKay Belk and H. Reid Jones
  (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)
3. Acting upon any other business which may be properly brought before said meeting or any adjournment or adjournments thereof;
                           (Continued on other side)

                          (Continued from other side)
according to the number of votes and as fully as the undersigned would be entitled to vote if personally present, hereby ratifying and confirming all that said proxies or any of them lawfully do or cause to be done by virtue hereof. A majority of said proxies who shall be present and acting as such at the meeting or any adjournment thereof, or if only one such proxy be present and acting, then that one, shall have and may exercise all the powers herein conferred.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE,THIS PROXY WILL BE VOTED IN FAVOR OF PROPOSALS 1 AND 2.
    The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, dated April 15, 1994, and the Proxy Statement furnished therewith.
                                           Dated this ..... day of ..... , 1994
                                                                         (Seal)
                                           Note: Signature should agree
                                           with name on stock certificate
                                           as printed thereon. Executors,
                                           administrators, trustees and
                                           other fiduciaries and persons
                                           signing on behalf of
                                           corporations or partnerships,
                                           should so indicate when
                                           signing.
      PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ACCOMPANYING PREPAID
                      SELF-ADDRESSED ENVELOPE. THANK YOU.


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                                APPENDIX

On Page 22 a Cumulative Total Return (based on reinvestment of $100 beginning December 31, 1988) appears where indicated. The plot points are as listed below:

                           Dec-88    Dec-89   Dec-90  Dec-91  Dec-92  Dec-93
Coca-Cola Bottling Co.     $100      $ 93     $ 80    $ 88    $ 84    $173
Consolidated

S&P 500(Register mark)     $100      $132     $128    $166    $179    $197

Customer Composite Index   $100      $113      $105   $101     $ 78    $ 99
(3 Stocks)

The 3-Stock Custom Composite Index includes Coca-Cola Beverages Ltd., Coca-Cola Enterprises Inc., and National Beverage Corp.